Exhibit 99.1

Cray Media:	Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com

CRAY APPOINTS MARTIN HOMLISH TO BOARD OF DIRECTORS

Seattle, WA - March 6, 2015 - Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced that its Board of Directors has appointed Martin Homlish as a member of the Board and as a member of the Strategic Technology Assessment Committee, effective March 4, 2015.

Homlish previously ran marketing for high-tech iconic brands such as Sony Corporation (Sony), SAP AG (SAP) and Hewlett-Packard (HP), and is currently the CEO of AMP, an end-to-end marketing agency within the holding company Omnicom Group.

“Throughout my career, I have worked at companies that are renowned for creating innovative products and solutions that are built with the latest, most advanced technologies, and I am excited to share my experiences with Cray, a company that embodies this approach,” said Homlish. “Cray continues to push the boundaries of supercomputing capabilities for customers across a wide array of industries, and I am looking forward to contributing to their efforts.”

As CEO of AMP, Homlish works with senior executive clients to get the most out of their marketing investment. Leveraging his more than 40 years of experience in marketing and executive leadership positions, he has an unparalleled track record for advising the execution of end-to-end marketing programs including creative, branding, advertising, sponsorships, events, demand generation, social engagement and communications.

Prior to his current role at AMP, Homlish was most recently a member of the HP executive committee, and in his tenure at HP he held the roles of executive vice president and chief customer officer, and also served as executive vice president and chief marketing officer.

Prior to HP, Homlish spent eleven years at SAP where he held various executive leadership positions, including global chief marketing officer, chief operating officer and corporate officer. He also spent 15 years at Sony, held several executive leadership positions there, and led the launch of the Sony PlayStation in North America. He received his B.A. in Communications from Goddard College in Vermont.

“Marty’s executive leadership and breadth of experience in understanding the needs of enterprise customers will be incredibly valuable to us as we continue to develop new big data storage and analytics solutions that leverage our brand and years of supercomputing expertise,” said Peter Ungaro, president and CEO of Cray. “He is a great addition to our Board and we are excited to welcome him to our company.”

About Cray Inc.
Global supercomputing leader Cray Inc. (Nasdaq: CRAY) provides innovative systems and solutions enabling scientists and engineers in industry, academia and government to meet existing and future simulation and analytics challenges. Leveraging more than 40 years of experience in developing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of supercomputers and big data storage and analytics solutions delivering unrivaled performance, efficiency and scalability. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to meet the market’s continued demand for realized performance. Go to www.cray.com for more information.

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